National Integrity VAROOM® II

Exhibit 99.10(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our report dated April 22, 2019, with respect to the financial statements of Separate Account I of National Integrity Life Insurance Company, in Post-Effective Amendment No. 9 to the Registration Statement (Form N-4 No. 333-178439) and Amendment No. 130 to the Registration Statement (Form N-4 No. 811-04846) and related Prospectus and Statement of Additional Information of Separate Account I of National Integrity Life Insurance Company for the registration of the "VAROOM® II" flexible premium variable annuity.

/s/ Ernst & Young LLP

Cincinnati, Ohio
April 22, 2019